EXHIBIT 99.2

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

January 16, 2002

Dear Investors and Analysts:

Today Continental reported a net loss of $149 million for the fourth quarter 2001. Included in these results is $174 million of government grant money and $61 million of fleet impairment and other charges. For the full year Continental reported a net loss of $95 million, including grant money of $417 million and special charges totaling $146 million. Excluding the government grant and special charges, the fourth quarter net loss would have been $220 million ($3.81 diluted loss per share) and for the full year the net loss would have been $266 million ($4.79 diluted loss per share).

As stated on our conference call held to discuss our earnings report, we ended the fourth quarter with $1.1 billion in cash. We anticipate that we will end first quarter 2002 with a cash balance of around $750 - $800 million. Our cash balance target for year-end 2002 is $1.5 billion. Updated guidance for several operating and financial statistics for first quarter and full year 2002 can be found on Attachment A.

At the end of the year Continental had 352 jet aircraft (excluding regional jets) in service. Our current Fleet Plan for 2002 and 2003 is outlined on Attachment B.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter and attachments contain forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in the Company's 2000 10-K and its other securities filings, which identify important matters such as the Company's high leverage and significant financing needs, terrorist attacks, the Company's historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.